Exhibit 10.3

SECOND AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

SECOND AMENDMENT TO REGISTRATION RIGHTS AGREEMENT (the “Second Amendment”), dated January 19, 2007, by and between DayStar Technologies, Inc., a Delaware corporation, with headquarters located at 13 Corporate Drive, Halfmoon, New York 12065 (the “Company”), and the parties listed on Schedule 1 hereto (the “Investors”).

RECITALS:

A. The Company the Investors and Phoenix Partners II, LP are parties to a Registration Rights Agreement dated January 19, 2007 (the “Agreement”).

B. Phoenix Partners II, LP assigned all if its rights and obligations under the Agreement to Phoenix Partners LP and Phaeton International (BVI), Ltd.

C. The Company and the Investors are parties to a First Amendment to the Agreement dated May 25, 2007 (the “First Amendment”)

D. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed in the Agreement.

E. Section 11(a) of the Agreement provides that the Agreement may be amended in a writing signed by the Company and the holders of at least 50% of the then outstanding Registrable Shares, and the Investors signing this Second Amendment hold at least 50% of the outstanding Registrable Shares.

NOW, THEREFORE, the Company and the Investors hereby agree as follows:

1.1 The First Amendment is superseded in its entirety by this Second Amendment and such First Amendment is of no further force or effect after the date hereof.

2. Definitions.

2.1 Section 1 of the Agreement is amended by adding the following definitions in the appropriate alphabetical order:

“Additional Shares” means the shares of Common Stock, if any, issuable upon exercise of the New Warrants.

“Change of Control” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person (unless after such transaction the stockholders of the Company continue to hold at least 50% of the publicly-traded surviving entity), or (ii) sell, assign, transfer, convey, spinoff or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) become subject to a purchase, tender or exchange offer by another Person that is accepted by the holders of more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spinoff or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), (v) reorganize, recapitalize or reclassify its Common Stock (unless after such transaction the stockholders of the Company continue to hold at least 50% of the surviving entity) or (vi) any “person” or “group” (as these terms are used for purposes of Section 13(d) and 14(d) of the Securities Exchange Act of 1934) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the aggregate voting stock of the Company.

“Equity Financing” means a sale by the Company, in one or more transactions after the date hereof, of capital stock or any stock or securities directly or indirectly convertible into or exercisable or exchangeable for Common Stock resulting in gross aggregate proceeds of $5,000,000 or more (other than sales pursuant to the terms of any securities outstanding on the date hereof, pursuant to the Proposed Registration Statement or pursuant to any employee benefit plan (as defined in Rule 405 under the Securities Act)).

“Existing Registration Statement” means the Company’s registration statement on Form SB-2 registering 317,394 shares of Common Stock that may be issued to Castlerigg Master Investments Ltd. and 457,571 shares that may be sold by Tejas Securities Group, Inc. and employees of Tejas Securities Group, Inc.

“Investor” means any holder of Registrable Shares.

“Mandatory Additional Share Registration Statement” shall have the meaning set forth in Section 2B.

“New Warrants” shall have the meaning ascribed in Section 9 of this Second Amendment.

“Proposed Registration Statement” means the Company’s Registration Statement on Form SB-2 in substantially the form delivered to the Investor on August 2, 2007.

2.2 The definition of “Registrable Shares” is amended by adding the following after the word “Shares” in the first line thereof: “and the Additional Shares, if the New Warrants have been issued” and by adding at the end thereof: “and solely for the purposes of Section 2 below (but not for purposes of Section 2A or Section 2B), shall not include the Additional Shares”.

2.3 The definition of “Registration Statement” is amended by adding the phrase “the Mandatory Additional Share Registration Statement,” after the words “Mandatory Registration Statement” in the first sentence, and is further amended by adding the following at the end of the existing text: “but shall not include any Registration Statement that does not include any of the Registrable Shares or Additional Shares”.

3. Liquidated Damages Provisions. Section 2(d) of the Agreement is amended by inserting the following immediately after the first sentence of the existing Section 2(d) of the Agreement: “Notwithstanding the foregoing, if the Mandatory Registration Statement is not declared effective by the Commission because of the staff of the Commission’s determination, evidenced by oral or written comments, that all or any part of the securities being registered are being offered by or on behalf of the Company or that the use of Rule 415 is otherwise not available in connection with the resale of all of the Registrable Shares, then no such liquidated damages shall accrue or become due with respect to such Event until January 1, 2008, on which date the liquidated damages shall begin to accrue and be paid. Further, the failure to have such Registration Statement declared effective shall not be a breach or default by the Company of its obligations to use best efforts to have such shares registered for resale; provided that from and after January 1, 2008 the liquidated damages shall begin to accrue and be paid.”

4. Agreement to Continue to Register Shares. The following is inserted after the last sentence of Section 2(a): “With respect to any shares not included on the Mandatory Registration Statement due to comments from the staff of the Commission, the Company shall continue to use its best efforts to register all such remaining shares as promptly as possible (and taking into account any lock-up or market stand-off agreements covering such shares that may then exist), but if the staff of the Commission, by oral or written comment or otherwise, limits the Company’s ability to file, or delays or prohibits the Company from having a subsequent registration statement declared effective, it shall not be a breach of the Company’s obligations under this Agreement; provided, however, that from and after January 1, 2008 the liquidated damages in Section 2(d) shall begin to accrue and be paid.”

5. Effectiveness of Other Registration Statement. The following is inserted after the last sentence of Section 2(a) of the Agreement: “In the event that the offering contemplated by the Proposed Registration Statement is consummated, yielding gross proceeds of at least $30 million, the term “Mandatory Filing Date” shall be the 30th day after such closing date of such offering, or the first Business Day after such date if such date falls on a weekend or holiday, and the Company shall perform its obligations as set forth in this Section. In the event that the Company determines to no longer pursue the offering proposed by the Proposed Registration Statement, the term “Mandatory Filing Date” shall be deemed to be the 10th day after such determination, and the Company shall perform its obligations as set forth in this Section”

6. Additional Share Registration. A new Section 2B is added immediately after Section 2A, and shall read as follows:

“2B

(a) Prior to the date that is thirty (30) days following the issuance of the New Warrant (the “Mandatory Additional Share Filing Date”), the Company shall prepare and file with the SEC a Registration Statement on Form S-3, S-1 or other appropriate form, for the purpose of registering under the Securities Act all of the Additional Shares for resale by, and for the account of, each Investor as an initial selling stockholder thereunder (the “Mandatory Additional Share Registration Statement”). The Mandatory Additional Registration Statement shall permit the Investors to offer and sell, on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, any or all of the Additional Shares. The Company agrees to use its best efforts to cause the Mandatory Additional Registration Statement to be declared effective as soon as possible but in no event later than the date that is one hundred twenty (120) days following the Mandatory Additional Share Filing Date (the “Mandatory Additional Share Effective Date”). The forgoing undertaking by the Company to use its best efforts shall include filing with the SEC, within three (3) Business Days of the date that the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Mandatory Additional Share Registration Statement will not be “reviewed” or will not be subject to further review, an Acceleration Request, which request shall request an effective date that is within three (3) Business Days of the date of such request. The Company shall notify each Investor in writing promptly (and in any event within one (1) Business Day) after the Company’s submission of an Acceleration Request to the SEC. The Company shall be required to keep the Mandatory Additional Share Registration Statement continuously effective (including through the filing of any required post-effective amendments) until the earlier to occur of (i) the date after which all of the Additional Shares registered thereunder shall have been sold and (ii) the date on which all of the Additional Shares may be sold without restriction under Rule 144(k); provided, that in either case such date shall be extended by the amount of time of any Additional Share Suspension Period (as defined below). Thereafter, the Company shall be entitled to withdraw the Mandatory Additional Share Registration Statement and, upon such withdrawal and notice to the Investors, the Investors shall have no further right to offer or sell any of the Additional Shares pursuant to the Mandatory Additional Share Registration Statement (or any prospectus relating thereto). Notwithstanding the registration obligations set forth in this Section 2B(a) above, in the event the SEC informs the Company that all of the Additional Shares cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform the Investor, (ii) use its best efforts to file amendments to the Mandatory Additional Share Registration Statement as required by the SEC and/or (iii) withdraw the Mandatory Additional Share Registration Statement and file a new registration statement (a “New Additional Share Registration Statement”), in either case covering the maximum number of Additional Shares permitted to be registered by the SEC (determined pro rata based on the number of Registrable Shares), on Form S-3 or such other form available to register for resale the Additional Shares as a secondary offering; provided, however, that prior to filing such amendment or New Additional Share Registration Statement, the Company shall be obligated to use its reasonable best efforts to advocate with the SEC for the registration of all of the Additional Shares in accordance with the SEC guidance, including without limitation, the Manual of Publicly Available Telephone Interpretations D.29, provided further , that the foregoing shall not limit the Company’s obligations to pay liquidated damages pursuant to Section 2B(d). In the event the Company amends the Mandatory Additional Share Registration Statement or files a New Mandatory Additional Share Registration Statement, as the case may be, under clauses (ii) or (iii) above, the Company will use its reasonable best efforts to file with the SEC, as promptly as allowed by SEC or SEC guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Additional Shares that were not registered for resale.

(b) Notwithstanding anything in this Section 2B to the contrary, if the Company shall furnish to the Investor a certificate signed by the President or Chief Executive Officer of the Company stating that the Board has made the good faith determination (i) that the continued use by the Investor of the Mandatory Additional Share Registration Statement for purposes of effecting offers or sales of Additional Shares pursuant hereto would require, under the Securities Act and the rules and regulations promulgated thereunder, premature disclosure in the Mandatory Additional Share Registration Statement (or the Prospectus relating thereto) of material, nonpublic information concerning the Company, its business or prospects or any proposed material transaction involving the Company, (ii) that such premature disclosure would be materially adverse to the Company, its business or prospects or any such proposed material transaction or would not be in the best interests of the Company and (iii) that it is therefore essential to suspend the use by the Investors, of the Mandatory Additional Share Registration Statement (and the Prospectus relating thereto), then the right of the Investor to use the Mandatory Additional Share Registration Statement (and the Prospectus relating thereto) for purposes of effecting offers or sales of Additional Shares pursuant thereto shall be suspended for a period (the “Additional Share Suspension Period”) not more than twenty (20) consecutive Business Days during any consecutive twelve (12) month period. During the Additional Share Suspension Period, the Investor shall not offer or sell any Additional Shares pursuant to or in reliance upon the Mandatory Additional Share Registration Statement (or the Prospectus relating thereto). The Company agrees that, as promptly as possible, but in no event later than one (1) Business Day, after the consummation, abandonment or public disclosure of the event or transaction that caused the Company to suspend the use of the Mandatory Additional Share Registration Statement (and the Prospectus relating thereto) pursuant to this Section 2B(c), the Company will as promptly as possible lift any suspension, provide the Investors with revised Prospectuses, if required, and will notify the Investors of their ability to effect offers or sales of Additional Shares pursuant to or in reliance upon the Mandatory Additional Share Registration Statement.

(c) It shall be a condition precedent to the obligations of the Company to register Additional Shares for the account of the Investor pursuant to this Section 2B that such Investor furnish to the Company such information regarding itself, the Additional Shares held by it, and the method of disposition of such securities as shall be required to effect the registration of such Investor’s Additional Shares.

If (i) the Mandatory Additional Share Registration Statement is not filed on or prior to the Mandatory Additional Share Filing Date, or (ii) the Mandatory Additional Share Registration Statement filed or required to be filed hereunder is not declared effective by the Commission by the Mandatory Additional Share Effective Date (any such failure or breach being referred to as an “Additional Share Event”, and for purposes of clause (i) or (ii) the date on which such Additional Share Event occurs, referred to as “Additional Share Event Date”), then on each such Additional Share Event Date and on each monthly anniversary of each such Additional Share Event Date (if the applicable Additional Share Event shall not have been cured by such date) until the applicable Additional Share Event is cured, the Company shall pay to each Investor an amount in cash, as liquidated damages and not as a penalty, equal to 1.0% of the exercise price of the Warrant. The parties agree that (1) in no event will the Company be liable for liquidated damages under this Agreement in excess of 1.0% of the exercise price of the Warrant in any 30-day period and (2) the maximum aggregate liquidated damages payable to an Investor under this Agreement shall be twelve percent (12.0%) of the exercise price of the Warrant. If the Company fails to pay any partial liquidated damages pursuant to this Section in full within seven days after the date payable, the Company will pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Investor, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. The liquidated damages pursuant to the terms hereof shall apply on a daily pro-rata basis for any portion of a month prior to the cure of an Event. Notwithstanding anything in this Agreement to the contrary, the Investors’ sole remedy at law for the failure of the Company to file a Mandatory Additional Share Registration Statement and cause such Mandatory Additional Share Registration Statement to become effective in accordance with Section 2B(a) hereof shall be the liquidated damages described in this Section 2B(d).”

7. Waiver of Piggyback Registration Rights. The first sentence of Section 3(a) of the Agreement is deleted in its entirety and replaced with the following: “If at any time any Registrable Shares are not able to be resold pursuant to an effective Registration Statement, and the Company proposes to register any of its Common Stock under the Securities Act, whether as a result of an offering for its own account or the account of others (but excluding any registrations to be effected on Forms S-4, S-8 or other applicable successor Forms, the Existing Registration Statement or the Proposed Registration Statement), the Company shall, each such time, give to each Investor twenty (20) days’ prior written notice of its intent to do so, and such notice shall describe the proposed registration and shall offer each Investor the opportunity to register such number of Registrable Shares as such Investor may request.”

8. Limited Applicability of Amendment. In the event the Company does not complete an offering pursuant to the Proposed Registration Statement by December 31, 2007, this Amendment shall thereafter become null and void, provided that any liquidated damages waived under Section 2 hereof shall not be deemed to be retroactively due or accrued, but Liquidated Damages shall instead begin to accrue and be paid as of January 1, 2008. Moreover, the Company and the Investors agree that this Amendment shall not be effective until the Second Amendment to Registration Rights Agreement dated as of January 19, 2007, by and among the Company and LC Capital Master Fund, Ltd. is effective.

9. Additional Warrants. In the event the offering contemplated by the Proposed Registration Statement is consummated, as consideration for entering into this Second Amendment, the Company shall, upon the first occurrence of the satisfaction of the conditions precedent set forth in this Section 9, offer, which offer shall remain open for a period of 5 Business Days, to issue to each Investor warrants (the “New Warrants”) in the form attached hereto as Exhibit A and in the amount set forth in this Section 9. Upon the later to occur of (a) 61 days after the date that the Mandatory Registration Statement required by Section 2 becomes effective and (b) the occurrence of either (i) a Change of Control or (ii) an Equity Financing, the Company shall be obligated to make the offer to issue the New Warrants set forth in the first sentence of this Section 9. In the event the conditions set forth in the preceding sentence have not occurred by August 31, 2012, then the Company shall have no obligation to offer to issue the New Warrants. The exercise price of any New Warrants issued shall be the price which is 115% of the price of the shares sold under the Proposed Registration Statement provided that if such exercise price is less than the closing price of the Company’s Common Stock on the Nasdaq Capital Market on the day such shares are priced for sale, then the exercise price shall be the closing price of the Company’s Common Stock on day of such pricing or the trading day immediately following the day of such pricing, whichever closing price is lower. The New Warrants issued to the Investors shall, in the aggregate, be exercisable for 500,000 Additional Shares, with the number of Additional Shares adjusted for any stock splits, stock dividends or other similar events. Such New Warrants shall be issued to the Investors based on the number of Registrable Shares held by each Investor on the date hereof. This Amendment and the waiver of Liquidated Damages shall be conditioned upon the issuance of the New Warrants to Investor in accordance with the terms of this Section 9.

10. No Other Changes; Expenses. Except as amended hereby, the Agreement shall remain in full force and effect and in accordance with its terms. This Amendment shall be limited solely for the purpose and to the extent expressly set forth herein and nothing express or implied shall constitute an amendment, supplement, modification or waiver to any of other term, provision or condition of the Agreement. The Company hereby agrees to reimburse each Investor for all of their reasonable fees and expenses, including without limitation the reasonable fees and expenses of legal counsels, incurred in connection with its investment in the Company, this Amendment, the Registration Rights Agreement and any registration statement filed pursuant thereto, whether or not the transactions contemplated hereby are consummated.

11. Counterparts. This Amendment may be executed and delivered (including by facsimile and PDF transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Amendment.

12. Governing Law. This Amendment shall be governed by and construed under the laws of the State of New York (without regard to conflicts of law principles).

[Signature Pages Follow]

IN WITNESS WHEREOF, the Investor and the Company have caused this Second Amendment to be duly executed as of August 3, 2007 .

COMPANY: DAYSTAR TECHNOLOGIES, INC.

By:	/s/ Stephan DeLuca
Name: Stephan DeLuca Title: CEO

INVESTORS: MILLENNIUM PARTNERS, L.P. By: Millennium Management, L.L.C.

By:	/S/ DAVID NOLAN
Name: Title:

PHOENIX PARTNERS, L.P.

By:
Name: Title:

PHAETON INTERNATIONAL (BVI), LTD.

By:
Name: Title:

PreX CAPITAL PARTNERS, LLC

By:
Name: Title:

SCHEDULE 1

Millennium Partners, L.P.

Phoenix Partners, LP

Phaeton International (BVI), Ltd.

PreX Capital Partners, LLC